Exhibit 99.1

Amphenol	News Release

World Headquarters
358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE
For Further Information: Edward G. Jepsen Executive Vice President and Chief Financial Officer (203) 265-8650 www.amphenol.com

AMPHENOL PRICES SECONDARY OFFERING OF COMMON STOCK

Wallingford, Connecticut. February 24, 2004. Amphenol Corporation (NYSE-APH) reported today that it has priced an underwritten offering of 8 million shares of Class A common stock at a public offering price of $60.00 per share. Of the 8 million shares offered, 7.56 million shares are offered by affiliates of Kohlberg Kravis Roberts & Co. ("KKR") and .44 million shares are offered by management. Such shares offered on behalf of KKR represent approximately 64% of its current holdings of 11.9 million shares and approximately 17% of total shares outstanding. Upon completion of the offering, KKR will continue to own approximately 9.8% of the total shares outstanding. KKR has granted the underwriters an option for a period of 30 days to purchase up to an additional 1.2 million shares to cover over-allotments, if any. KKR will continue to own approximately 7.1% of the total shares outstanding if the over-allotment option is fully exercised. Morgan Stanley, Citigroup, and UBS Investment Bank are serving as Joint Book-Running Managers, Lehman Brothers, Merrill Lynch & Co. and RBC Capital Markets are serving as Co-Lead Managers, and Deutsche Bank Securities, JP Morgan, and Thomas Weisel Partners LLC are serving as Co-Managers for the offering.

Copies of the final prospectus supplement and prospectus related to the common stock offering may be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036; Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013; and UBS Investment Bank, 299 Park Avenue, New York, NY 10171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The common stock offering may be made only by means of a prospectus and related prospectus supplement, copies of which may be obtained by contacting Morgan Stanley, Citigroup or UBS Investment Bank as indicated in this news release.

Amphenol Corporation is one of the world's leading producers of electronic and fiber optic connectors, cable and interconnect systems. Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization. The primary end markets for the Company's products are communication systems for wired and wireless voice, internet and broadband networks, industrial, automotive, military and aerospace applications.